Exhibit 10.1

EARLY RETIREMENT AGREEMENT

THIS EARLY RETIREMENT AGREEMENT (this “Agreement”) is entered into on August 21, 2009 by and between John S. Shiely (“Executive”) and Briggs & Stratton Corporation (the “Corporation”).

Background

Executive has notified the Corporation’s Board of Directors (the “Board”) that he intends to retire from the Corporation’s employ as of December 31, 2009 (“Early Retirement”). On that date, Executive will qualify for early retirement treatment under the Corporation’s qualified pension plan and the Corporation’s non-qualified retirement, equity and benefit plans given that he will be older than age 55 and have more than ten years of service with the Corporation.

Executive has offered to submit his resignation as a director upon his Early Retirement in accordance with the Corporation’s corporate governance guidelines, and the Board desires to retain the services of Executive as a director and Chairman of the Board for a period of time after his Early Retirement.

Executive and the Board desire to fix the terms governing his Early Retirement and his continued service as a director and Chairman of the Board.

Agreement

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Early Retirement as Employee. Executive shall retire as an employee and Chief Executive Officer of the Corporation and as a director and Chairman of the Board of Briggs & Stratton Power Products Group, LLC effective December 31, 2009. The Employment Agreement dated as of January 1, 2009 between Executive and the Corporation (the “Standard Employment Agreement”) and the Employment Agreement dated as of January 1, 2009 (dealing with compensation and benefit issues if there were to be a Change of Control of the Corporation) (the “Change of Control Agreement”) shall both continue in effect until Executive’s Early Retirement on December 31, 2009. Upon his Early Retirement, the Standard Employment Agreement and Change of Control Agreement shall terminate, except that the non-competition, non-solicitation and confidentiality provisions contained in Sections 5.2 through 5.6 and the indemnification provision contained in Section 6 of the Standard Employment Agreement shall continue in effect thereafter in accordance with their respective terms.

2. Incentive Compensation Plans. Executive shall continue to be a participant in the Corporation’s incentive compensation plans until his Early Retirement in accordance with the terms of those plans and Section 3.2 of the Standard Employment Agreement. After his Early Retirement, the provisions of the incentive compensation plans governing employees who qualify for Early Retirement shall govern the awards to Executive under the plans. The specific application of the provisions of selected incentive compensation plans to Executive’s continued employment through December 31, 2009 and his Early Retirement are set forth below. Capitalized terms used in each of the following subparagraphs of this Paragraph 2 shall have the same meaning as set forth in the referenced incentive compensation plan.

(a) The Corporation’s Incentive Compensation Plan (the “ICP”). Executive has been awarded Stock Options and Deferred Stock under the ICP. The rules regarding Retirement under the ICP apply to Executive since Retirement is defined in Section 1(r) of the ICP to include Early Retirement. Under the authority granted to it under the ICP, the Compensation Committee of the Board (the “Committee”) has agreed to accelerate the vesting of all unvested Stock Options that are outstanding on December 31, 2009, such that they will become immediately exercisable for the period set out in Section 5(h) of the ICP. Pursuant to the Deferred Stock Award Agreements (“Award Agreements”) setting forth the terms of the Deferred Stock awarded to Executive under the ICP, the Deferred Stock shall continue to vest after Executive’s Early Retirement in accordance with the terms of the Award Agreements, but in no event later than the fifth anniversary of the Award Date in each respective Award Agreement.

(b) The Corporation’s Economic Value Added Incentive Compensation Plan (the “EVA Plan”). The Executive’s entitlement to Accrued Bonuses under the EVA Plan for the 2009 and 2010 Plan Years will be determined in accordance with the terms of the EVA Plan, consistent with the Executive’s factors under the EVA Plan and the treatment of other executive officers for the applicable Plan Year. Pursuant to the Executive’s Consent dated June 2, 2009, the Accrued Bonus owing to Executive under the EVA Plan for the 2009 Plan Year will be paid in December of 2009. Pursuant to Section VII(D) of the EVA Plan, the Executive’s Accrued Bonus for the 2010 Plan Year will be determined based on the number of weeks he is employed by the Corporation during the 2010 Plan Year, since Executive’s employment during the 2010 Plan Year will be terminated by reason of Early Retirement.

(c) The Corporation’s Powerful Solution Incentive Compensation Program (the “PSI Plan”). The Executive’s entitlement to an incentive payment (in the form of Restricted and/or Deferred Stock) under the PSI Plan for the 2009 and 2010 Plan Years will be determined in accordance with the terms of the PSI Plan, consistent with the Executive’s goals under the PSI Plan and the treatment of other executive officers for the applicable Plan Year. Pursuant to Section 3.0 of the PSI Plan, if there is an award to Executive for the 2010 Plan Year, the provisions governing a termination of employment for Early Retirement under Section VII(D) of the EVA Plan will be applied to determine amounts owing to Executive under the PSI Plan. Nothing contained in this Agreement shall obligate the Corporation to continue the PSI Plan for the 2010 Plan Year, consistent with the Committee’s authority under Section 7.0 of the PSI Plan to terminate it at any time.

(d) The Corporation’s Premium Option and Stock Award Program (the “POSA Program”). The Executive’s entitlement to an award (in the form of Restricted and/or Deferred Stock and Premium Stock Options (“PSOs”)) under the POSA Program for the 2009 and 2010 Plan Years will be determined in accordance with the terms of the POSA Program, consistent with the Executive’s goals under the POSA Program and the treatment of other executive officers for the applicable Plan Year, taking into account Executive’s Early Retirement on December 31, 2009 for the 2010 Plan Year. Because of limitations contained on the amount of Stock Options that can be awarded to Executive under the POSA Program and the ICP, Executive has a carryover (denominated in dollars) from the 2008 Plan Year and the 2009 Plan Year to future years in the amount of $420,226.00. PSOs equivalent in value (as historically determined under the POSA Program) to the amount of the carryover shall be awarded to Executive on the date on which options are awarded to the Corporation’s executive officers during the 2010 calendar year, except that such award shall be made on the day prior to the last day that Executive is a member of the Board in the event the Committee determines that Executive would not be eligible to receive such award on the normal 2010 award date. Consistent with the treatment of Executive’s other options, the PSOs awarded to Executive in 2010 shall vest immediately and shall remain exercisable until the third anniversary of their date of grant.

3. Continued Service as Director. The Board shall nominate Executive for re-election as a director of the Corporation at the 2009 annual meeting of shareholders. If Executive is re-elected as a director at the 2009 annual meeting, he shall continue to serve as director and Chairman of the Board until conclusion of the 2010 annual meeting of shareholders, at which time his retirement from these positions shall become effective. If Executive is not re-elected as a director at the 2009 annual meeting, he shall submit to the Board his resignation as a director and Chairman of the Board to be effective upon acceptance by the Board in its sole discretion, but no later than conclusion of the 2010 annual meeting.

4. Designation as Chairman Emeritus. The Board shall designate Executive as Chairman Emeritus for the period from his retirement as Chairman of the Board of the Corporation through December 31, 2012.

5. Compensation and Benefits for Serving as a Director and Chairman of the Board. As consideration for his commitment to serve as a director and Chairman of the Board of the Corporation following his Early Retirement, the Corporation shall provide Executive with the following compensation and benefits:

(a) The same annual compensation provided to non-employee directors of the Corporation pro rated for attendance at 3 of 4 quarterly Board meetings during calendar year 2010, reimbursement for reasonable travel and lodging expenses incurred to attend Board meetings, and the same travel insurance provided to non-employee directors;

(b) A monthly cash payment of $4,166.67 for each month during which Executive serves as the non-employee Chairman of the Board of the Corporation;

(c) A suitable office to be selected by Executive off-site in the Milwaukee metropolitan area for the period from January 1, 2010 through December 31, 2012, including part-time services of an administrative assistant and telecommunications service in order to provide consultation to the Corporation as needed; and

(d) Continued eligibility for the same medical, dental and vision care benefits that are provided to employees of the Corporation and their spouses until Executive reaches the age of 65 and his spouse reaches the age of 65 (or such other age as may be established for eligibility for the Medicare program), provided that Executive shall pay the actuarial value of such benefits as determined annually by the Corporation for active employees.

6. Compensation and Benefits During Period of Employment and After Early Retirement. Nothing contained herein shall adversely reduce or affect the eligibility of Executive or his family or the amount of compensation and benefits to which Executive or his family may be entitled under any qualified and non-qualified retirement and welfare benefit plans or programs of the Corporation during his employment by the Corporation or because of his Early Retirement.

7. Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) upon confirmation of facsimile or e-mail, (b) one business day following the date delivered by a nationally-recognized overnight courier service, or (c) five business days following the date mailed when mailed by first-class certified mail, return receipt requested, postage pre-paid, addressed:

If to the Corporation:

Briggs & Stratton Corporation

c/o Corporate Secretary

12301 West Wirth Street

Wauwatosa, Wisconsin 53222

If to Executive, at his most recent address on the personnel records of the Corporation with a copy to:

Ms. Debra Sadow Koenig

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Either Executive or the Corporation may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other party in the manner provided for in this Section 7.

8. Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. Amendment. This Agreement constitutes the entire agreement between the Corporation and Executive and may be modified, amended or waived only by a written instrument signed by both of them.

10. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Wisconsin applicable to contracts executed and wholly performed within such state, without regard to their conflict of law provisions.

11. Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

12. Non-Wavier of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party hereunder shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

13. Attorneys’ Fees. In the event that Executive or the Corporation is required to bring an arbitration proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

14. Dispute Resolution. (i) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, (ii) any matter subject to arbitration under any provision of this Agreement, and (iii) any other matter which the parties agree to submit to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Milwaukee, Wisconsin.

15. Section 409A. The Corporation and Executive intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”). If, based upon subsequent regulatory guidance, the parties agree that any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties will use good faith efforts to reform the Agreement as appropriate to avoid imposition of such an excise tax.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Board of Directors of the Corporation and Executive have caused this Agreement to be duly executed as of the date first written above.

/s/ John S. Shiely	/s/ Michael E. Batten
John S. Shiely	Michael E. Batten
Chairman & Chief Executive Officer	Chair, Nominating & Governance Committee